EXHIBIT 99.3

OIBDA DISCUSSION

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA margin is calculated as OIBDA divided by service revenues. OIBDA differs from Segment Operating Income (Loss), as calculated in accordance with GAAP, in that it excludes depreciation and amortization. OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. OIBDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles. Our calculation of OIBDA, as presented, may differ from similarly titled measures reported by other companies.

We believe these measures are relevant and useful information to our investors as they are part of AT&T Mobility’s internal management reporting and planning processes and are important metrics that AT&T Mobility’s management uses to evaluate the operating performance of its regional operations. These measures are used by management as a gauge of AT&T Mobility’s success in acquiring, retaining and servicing subscribers because we believe these measures reflect AT&T Mobility’s ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing AT&T Mobility’s performance with that of many of its competitors. The financial and operating metrics which affect OIBDA include the key revenue and expense drivers for which AT&T Mobility’s operating managers are responsible and upon which we evaluate their performance.

OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. OIBDA excludes other, net, minority interest in earnings of consolidated entities and equity in net income (loss) of affiliates, as these do not reflect the operating results of AT&T Mobility’s subscriber base and its national footprint that AT&T Mobility utilizes to obtain and service its customers. Equity in net income (loss) of affiliates represents AT&T Mobility’s proportionate share of the net income (loss) of affiliates in which it exercises significant influence, but does not control. As AT&T Mobility does not control these entities, our management excludes these results when evaluating the performance of our primary operations. OIBDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with its capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization, in order to eliminate the impact of capital investments.

We believe OIBDA as a percentage of service revenues to be a more relevant measure of AT&T Mobility’s operating margin than OIBDA as a percentage of total revenue. AT&T Mobility generally subsidizes a portion of its handset sales, all of which are recognized in the period in which AT&T Mobility sells the handset. This results in a disproportionate impact on its margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing service revenue that is generated by the subscriber. AT&T Mobility also uses service revenues to calculate margin to facilitate comparison, both internally and externally with its competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies. Furthermore, these performance measures do not take into account certain significant items, including depreciation and amortization, interest expense, tax expense and equity in net income (loss) of affiliates, which directly affect AT&T Mobility’s net income. Management compensates for these limitations by carefully analyzing how its competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.